UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DexCom, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of DexCom, Inc. to be held at the Company’s offices located at 6310 Sequence Drive, San Diego, California 92121, on May 30, 2013, at 2:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of DexCom, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Terrance H. Gregg
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2013.

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ARE AVAILABLE VIA THE

WEBSITE LOCATED AT www.proxyvote.com.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 30, 2013 at 2:00 p.m. local time at the Company’s offices located at 6310 Sequence Drive, San Diego, California 92121, for the following purposes:

1. To elect two Class II directors to hold office until our 2016 Annual Meeting of Stockholders. DexCom’s Board of Directors has nominated the following persons for election as Class II directors:

Barbara E. Kahn

Jay S. Skyler

2. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3. To hold a non-binding vote on an advisory resolution to approve executive compensation.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 5, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Terrance H. Gregg
Chief Executive Officer

San Diego, California

April 16, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2013

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of DexCom, Inc., or the Board, is soliciting your proxy to vote at its 2013 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We mailed this proxy statement, the accompanying proxy card and our annual report on or about April 16, 2013 to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 30, 2013.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

Stockholders may access the proxy statement, proxy card, and our 2012 Annual Report on Form 10-K on the above website.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 5, 2013, the record date for the annual meeting, will be entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you must provide your broker, bank or other agent with instructions on how to vote the shares in your account in order for your shares to be voted. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

Stockholders will vote on three items at the annual meeting:

•	the election of two Class II directors to hold office until our 2016 Annual Meeting of Stockholders;

•

the ratification of the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	an advisory resolution to approve executive compensation.

How do I vote?

For Proposal No. 1, you may vote “For” or “Against” each director nominee or abstain from voting. For Proposals No. 2 and No. 3, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Voting Electronically via the Internet or Telephone

In addition to voting in person or by returning the enclosed proxy card, stockholders of record may vote their shares either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in Broadridge’s program, your voting form from the bank or brokerage firm will provide you with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 5, 2013, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the two nominees for director, “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and “For” the non-binding advisory vote on executive compensation. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners or pay a proxy solicitor to assist in the solicitation of proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date;

•	you may send a written notice that you are revoking your proxy to our Secretary at 6340 Sequence Drive, San Diego, California 92121; or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials pursuant to Rule 14a-8 of the Securities and Exchange Commission, a stockholder proposal must be submitted in writing by December 17, 2013, to our Secretary at 6340 Sequence Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than March 16, 2014 but no earlier than February 14, 2014. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals. Any submissions not received in the manner described above will not be considered.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who, with respect to Proposals No.1, No. 2 and No. 3, will count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of establishing a quorum, but will not be counted towards the affirmative vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors and the non-binding advisory vote on executive compensation, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

Under our Bylaws and our Corporate Governance Principles, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next annual meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision-making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available on our website at www.dexcom.com.

•

To be approved, each of the following proposals must receive a “For” vote from the majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether the following matters have been approved:

•	the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and

•	the advisory resolution to approve executive officer compensation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 70,683,960 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 35,341,981 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K no later than four business days after the date the annual meeting ends.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the date of mailing of this proxy statement, our Board of Directors (the “Board of Directors” or “Board”) consists of eight members and is divided into three classes, each of which has a three-year term. Class I currently consists of Terrance H. Gregg, Kevin Sayer and Nicholas Augustinos, Class II currently consists of Jay S. Skyler, Barbara Kahn and Martin Doordan, and Class III currently consists of Jonathan T. Lord and Eric Topol. On March 22, 2013, Mr. Doordan officially notified the Board of his decision to retire from, and not stand for reelection to, the Board of Directors. Mr. Doordan’s term as a Class II director will end on May 30, 2013, the date of the Annual Meeting. As a result of Mr. Doordan’s decision not to stand for re-election, the Board of Directors elected to reduce the authorized number of directors from eight to seven, to be effective at 2:00 p.m. Pacific Time on May 30, 2013. Two Class II directors are to be elected at this annual meeting to serve until our 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes I and III expire at our 2015 and 2014 Annual Meetings of Stockholders, respectively.

The nominees for Class II directors are Jay S. Skyler and Barbara Kahn. Dr. Skyler and Dr. Kahn are current directors. Dr. Skyler was appointed by the Board in September 2002 and Dr. Kahn was appointed by the Board in April 2011. Each of Dr. Skyler and Dr. Kahn has agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.

Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of the votes cast.

In accordance with our Corporate Governance Principles (available on our website at www.dexcom.com), the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote at the next annual meeting at which they face re-election, and (ii) the Board’s acceptance of such resignation, at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective shall become fully vested. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board. Each of Dr. Skyler and Dr. Kahn has provided an irrevocable resignation.

If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

The following is biographical information as of April 5, 2013 for the nominees for Class II director and each person whose term of office as a Class I or III director will continue after the annual meeting.

Name	Age	Position
Class II Directors
Barbara E. Kahn	60	Director
Jay S. Skyler, M.D.	66	Director
Class I Directors
Terrance H. Gregg	64	Chief Executive Officer (“CEO”) and Director
Kevin Sayer	55	President, Chief Operating Officer (“COO”) and Director
Nicholas Augustinos	54	Director
Class III Directors
Jonathan T. Lord, M.D.	58	Director
Eric Topol, M.D.	58	Director

Nominees for Election for a Three-year Term Expiring at the 2016 Annual Meeting

Barbara Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing and the Director of the Jay H. Baker Retailing Center at The Wharton School, where she previously served as the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received her Ph.D., M.B.A. and M.Phil degrees from Columbia University, and a B.A. in English Literature from the University of Rochester. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and critical guidance on issues relating to market and product development.

Jay S. Skyler, M.D., MACP has served on our Board since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Deputy Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. Dr. Skyler also serves as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes TrialNet clinical trials network. Dr. Skyler served as a director of Amylin Pharmaceuticals, Inc. until its acquisition by Bristol-Myers Squibb Company in August 2012, and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to our company’s research and development. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

Directors Continuing in Office Until the 2014 Annual Meeting

Jonathan T. Lord, M.D. has served on our Board since May 2008, and as our Chairman since May 2010. Since January 31, 2013, Dr. Lord has served as a professor of pathology at the University of Miami’s Miller School of Medicine after serving as the Chief Operating Officer of the Miller School and UHealth-University of Miami Health System from March 2012 to January 31, 2013. From August 2011 to March 2012, Dr. Lord served as the Chief Innovation Officer at the University of Miami, Florida. From April 2009 to January 2010, Dr. Lord served as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company. From April 2000 to April 2009, Dr. Lord served as Chief Innovation Officer and Senior Vice President at Humana Inc., a health benefits company. From October 1999 to April 2000, Dr. Lord served as President of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as Chief Operating Officer of the

American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord also serves as a director of Stericyle, Inc., a publicly-traded company, and Veracyte, a privately held company. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami. Through Dr. Lord’s experience in healthcare technology and insurance, he provides the Board with senior leadership and critical guidance on issues relating to technology, market and commercial development.

Eric Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Genomics at the Scripps Research Institute, the Chief Academic Officer of Scripps Health, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol served on the Scientific Advisory Board of Cardionet, Inc., and currently serves on the Board of Directors of Volcano Corporation, a publicly-traded company, and Sotera Wireless, Inc., a privately held company. In April 2009, he co-founded the West Wireless Health Institute. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Directors Continuing in Office Until the 2015 Annual Meeting

Terrance H. Gregg has served on our Board since May 2005, and as our CEO since June 2007. Mr. Gregg concurrently served as our President from June 2007 to June 2011. Since September 2007, Mr. Gregg has served on the board of Taking Control of Your Diabetes (“TCOYD”), a not for profit organization specializing in the diabetes education of patients. From 1999 to June 2007, Mr. Gregg served as a director of Vasogen, Inc., an immunotherapy company focused on heart failure and neurogenerative diseases, and served as its Chairman from 2006 to 2007. From 2004 to 2009, Mr. Gregg served as a Special Venture Partner with Galen Collaborative Capital, a private equity firm. Mr. Gregg has also operated Soleil Partners LLC, formerly THG Consulting LLC, a healthcare advisory firm since 2002. From July 2002 to September 2004, Mr. Gregg served as a senior advisor to the diabetes business of Medtronic, Inc., a medical technology company. Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001, and Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until July 2002. Mr. Gregg formerly served as the Chairman of the American Diabetes Association Research Foundation Board. Mr. Gregg received a B.S. from Colorado State University. As our CEO, Mr. Gregg brings to the Board significant senior leadership, industry, technical, and global experience. As CEO, Mr. Gregg has direct responsibility for our strategy and operations.

Kevin Sayer has served on our Board since November 2007, and as our President since June 2011. On January 7, 2013, Mr. Sayer assumed the additional role of our Chief Operating Officer. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. (“Biosensors”), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant (inactive) and received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University.

Nicholas Augustinos has served on our Board since November 2009. Since November 2011, Mr. Augustinos has worked for Cardinal Health, Inc. as its Senior Vice President for Health Information Services and Strategy. In his current position with Cardinal Health, Mr. Augustinos is responsible for leading Cardinal Health’s strategy and presence in the information and healthcare analytics space. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and most recently Senior Director of Global Healthcare Operations. From March 2006 to November 2010, Mr. Augustinos held a seat on the Board of Directors of Continua Alliance, a non-profit, open industry coalition of the healthcare and technology companies collaborating to improve the quality of personal healthcare. In June 2011, Mr. Augustinos was appointed to the Board of Directors of the SCAN Foundation, an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors. Having a 27 year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience related to the business issues facing early stage commercialization companies.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

Under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Gregg, our Chief Executive Officer, and Mr. Sayer, our President and COO. In making its independence determinations, the Board reviewed transactions and relationships with the director, or any member of his or her immediate family, us or one of our subsidiaries or affiliates, and our independent registered public accounting firm based on information provided by the director, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards.

Our Board of Directors is led by an independent Chairman, Dr. Jonathan Lord, who assumed the role of Chairman on May 19, 2010. Our Chief Executive Officer, Mr. Terrance Gregg, and our President and COO, Mr. Sayer, are the only members of the Board who are not independent directors. In accordance with applicable NASDAQ listing standards and as required by SEC rules and regulations, all committees of our Board of Directors are made up entirely of independent directors. We believe that this leadership structure facilitates the accountability of our Chief Executive Officer to the Board of Directors, strengthens the Board’s independence from management and ensures that the independent directors maintain proper oversight of management. In addition, separation of the office of Chairman allows Mr. Gregg to focus on his duties as Chief Executive Officer. We do not have a formal policy requiring separation of the Chief Executive Officer and Chairman roles, and we may reconsider our leadership structure from time to time based on considerations at that time.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

•

at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results, compliance committee activities, and strategy and discusses risks related to the business;

•

the audit committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and mitigate such exposures; and

•

through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2012, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Terrance H. Gregg
Kevin Sayer
Nicholas Augustinos	X				X
Martin L. Doordan			X		X
Barbara E. Kahn	X
Jonathan T. Lord, M.D.	X	*	X
Jay S. Skyler, M.D.			X		X	*
Eric Topol, M.D.			X	*	X
Total meetings (including actions by unanimous written consent) in fiscal year 2012	9		5		4

*	Committee Chairperson

Audit Committee

The audit committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm.

Audit Committee Financial Experts. Our Board of Directors has determined that Dr. Lord qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”), rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in the rules and regulations of the NASDAQ Global Select Market. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this proxy statement for information concerning the committee’s role, processes and activities in overseeing executive compensation.

Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee Policies and Procedures. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the CEO.

The compensation committee annually reviews and evaluates base salary and bonuses for all executive officers, and in conducting such reviews, places primary consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO himself. The CEO does not participate in the compensation committee’s review or decision as to his compensation package. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary levels and equity awards. The CEO works with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.

Use of Compensation Consultants. The compensation committee has in the past engaged compensation consultants to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2011 and 2012.

Nominating and Governance Committee

The nominating and governance committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters.

The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, diversity and professional experience in diabetes care, medical technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective board of directors. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend our annual meetings of stockholders.

The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “When are stockholder proposals due for next year’s annual meeting?” on page 3 of this proxy statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met (including actions by unanimous written consent) nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. All the members of our Board of Directors attended our annual meeting of stockholders in 2012.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, which applies to our principal executive officer, principal financial officer, chief operating officer, principal accounting officer, controller and other employees of the finance department designated by our Chief Financial Officer (“CFO”). These codes are available on our website at http://www.dexcom.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

In addition, the key practices and procedures of the Board are outlined in the Corporate Governance Principles available on our website at www.dexcom.com.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION

Annual Retainers Paid to Directors. During 2012, each of our non-employee directors was entitled to receive an annual retainer with a value equal to $37,500. The Chairman of the Board, the Chairman of the audit committee, the Chairman of the compensation committee and the Chairman of the nominating and governance committee also received additional annual retainers with values equal to $12,500, $25,000, $18,750 and $12,500, respectively. Consistent with our philosophy to conserve our cash resources, directors were paid annual retainers and applicable chairmanship retainers through grants of restricted stock units with values correlating to the amounts set forth above during 2012. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.

Equity Awards Granted to Directors. Under our 2005 Equity Incentive Plan, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time. For 2012, other than the Chairman of the Board, each of our non-employee directors received an annual grant of restricted stock units with a fair value equivalent to $156,250 at the date of grant. The Chairman of the Board received an annual restricted stock unit grant with a fair value equivalent to $187,500 at the date of grant. Each restricted stock unit grant to our directors vests in one annual installment twelve months after the date of grant. Annual grants to our non-employee directors are made on the date of the annual meeting of stockholders. Incoming non-employee directors receive a one-time equity grant with a fair value of $300,000 at the date of grant, which grant vests over a thirty-six month period in three equal annual installments. Vesting of outstanding equity awards held by directors is accelerated in full upon a change of control of DexCom.

Director Compensation Table

The following table provides information for 2012 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2012. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Nicholas Augustinos	$—	$193,756	$193,756
Martin L. Doordan	—	193,756	193,756
Terrance Gregg(3)	—	—	—
Barbara E. Kahn	—	193,756	193,756
Jonathan Lord, M.D.	—	262,505	262,505
Kevin Sayer(3)	—	—	—
Jay S. Skyler, M.D.	—	206,259	206,259
Eric Topol, M.D.	—	212,505	212,505

(1)	Consistent with our philosophy to conserve our cash resources, our non-employee directors were issued restricted stock units as compensation for their annual retainers, and did not receive any cash compensation in 2012.

(2)	These amounts reflect the grant date fair value of restricted stock units granted during 2012, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 21, 2013. As of December 31, 2012, Mr. Augustinos had options outstanding for 69,384 shares and 17,992 unvested restricted stock units, Mr. Doordan had 31,108 unvested restricted stock units, Mr. Gregg had options outstanding for 1,676,890 shares and 225,471 unvested restricted stock units, none of which were received as compensation while a director, Dr. Kahn had 31,108 unvested restricted stock units, Dr. Lord had options outstanding for 138,865 shares and 24,376 unvested restricted stock units, Mr. Sayer had options outstanding for 150,919 shares, all of which were received as compensation while a director from 2007 to 2009, and 174,690 unvested restricted stock units, none of which were received as compensation while a director, Dr. Skyler had options outstanding for 164,160 shares and 19,153 unvested restricted stock units, and Dr. Topol had options outstanding for 98,706 shares and 19,733 unvested restricted stock units.

(3)	Mr. Gregg and Mr. Sayer received no compensation for their service as directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2012 and 2011. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2012	2011
Audit Fees(1)	$632,097	$571,795
Tax Fees(2)	40,500	15,000
Other Fees(3)	24,000	5,000

Total Fees	$696,597	$591,795

(1)	Represents fees for services rendered for the audit and/or reviews of our consolidated financial statements and the assessment of our internal control over financial reporting. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents).

(2)	Represents fees related to Code Section 382 tax studies, acquisition tax due diligence and Medical Device Excise tax.

(3)	Represents fees related to acquisition accounting and other accounting consultations relating to nonrecurring transactions.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at www.dexcom.com.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee DexCom’s financial reporting processes on behalf of the Board of Directors. The audit committee’s functions are more fully described in the audit committee charter, which is available on DexCom’s website at http://www.dexcom.com. Management has the primary responsibility for DexCom’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management DexCom’s audited financial statements as of and for the fiscal year ended December 31, 2012.

The audit committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of DexCom’s consolidated financial statements, their evaluation of DexCom’s internal controls, and the overall quality of DexCom’s financial reporting.

Based on these reviews and discussions, the audit committee has recommended to the Board of Directors that such audited consolidated financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The audit committee also has engaged Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and is seeking ratification of such selection by the stockholders.

Audit Committee

Jonathan Lord, M.D. (chair)

Nicholas Augustinos

Barbara Kahn

PROPOSAL NO. 3

Advisory Vote on Executive Compensation

This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goal for our executive compensation program is to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which minimizes base salary cash compensation relative to our peer group of companies as we work towards profitability, and emphasizes long-term equity awards as well as achievement of various financial and operational goals, satisfies this objective and is strongly aligned with the long-term interests of our stockholders.

The Compensation Discussion and Analysis, beginning on page 24 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee in 2012 in more detail. Highlights of the program include the following:

•	froze 2012 base annual salary for our CEO, and increased the annual base salary for our other named executive officers by an aggregate of approximately 6% as part of our goal to conserve cash;

•

maintained a meaningful proportion of potential cash compensation in our annual cash incentive award program, which awards are paid only upon achievement of various corporate financial and operational goals; and

•

maintained our cash compensation at approximately 50th percentile of our peer group and equity compensation at approximately the 75th percentile of our peer group to be consistent with the philosophy to favor equity compensation and conserve cash.

We believe the compensation program for the named executive officers was instrumental in helping us achieve strong performance in 2012. Our product revenue grew to approximately $93.0 million in 2012 from $65.9 million in 2011, representing an increase of $27.1 million, or 41% over the prior year.

We are requesting that stockholders cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.

As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 5, 2013:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

The percentage of shares beneficially owned is based on 70,683,960 shares of common stock outstanding as of April 5, 2013. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and restricted stock units that will vest within 60 days of April 5, 2013 are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Number	Percentage
Directors and Named Executive Officers
Nicholas Augustinos(1)	108,862	*
Martin L. Doordan(2)	39,075	*
Terrance H. Gregg(3)	2,380,894	3.3%
Barbara E. Kahn(4)	33,075	*
Jonathan T. Lord, M.D.(5)	252,096	*
Steven R. Pacelli(6)	614,708	*
Jess Roper(7)	256,484	*
Kevin Sayer(8)	242,831	*
Jay S. Skyler, M.D.(9)	438,196	*
Eric Topol, M.D.(10)	140,909	*
Jorge Valdes(11)	668,665	*
All directors and executive officers as a group (15 persons)(12)	6,337,430	8.4%

All 5% Stockholders
Federated Investors, Inc.(13)	8,914,730	12.6%
Frontier Capital Management CO., LLC(14)	4,153,363	5.9%
Entities affiliated with Waddell & Reed Financial(15)	3,841,262	5.4%
The Vanguard Group(16)	3,787,747	5.4%
Blackrock, Inc.(17)	3,613,283	5.1%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents options to purchase 69,384 shares of our common stock that are exercisable and 17,992 restricted stock units that vest, each within 60 days of April 5, 2013, and 21,486 shares held directly by Mr. Augustinos.

(2)	Represents 24,550 restricted stock units that vest within 60 days of April 5, 2013, and 14,525 shares held directly by Mr. Doordan.

(3)	Represents options to purchase 1,676,890 shares of our common stock that are exercisable and 30,468 restricted stock units that vest, each within 60 days of April 5, 2013, as well as 673,536 shares held directly by Mr. Gregg.

(4)	Represents 24,550 restricted stock units that vest within 60 days of April 5, 2013, and 8,525 shares held directly by Dr. Kahn.

(5)	Represents options to purchase 138,865 shares of our common stock that are exercisable and 24,376 restricted stock units that vest, each within 60 days of April 5, 2013, as well as 88,855 shares held directly by Dr. Lord.

(6)	Represents options to purchase 547,000 shares of our common stock that are exercisable within 60 days of April 5, 2013, as well as 67,708 shares held directly by Mr. Pacelli.

(7)	Represents options to purchase 230,500 shares of our common stock that are exercisable within 60 days of April 5, 2013, as well as 25,984 shares held directly by Mr. Roper.

(8)	Represents options to purchase 150,919 shares of our common stock that are exercisable and 16,563 restricted stock units that vest, each within 60 days of April 5, 2013 as well as 75,349 shares held directly by Mr. Sayer.

(9)	Represents options to purchase 164,160 shares of our common stock that are exercisable and 19,153 restricted stock units that vest, each within 60 days of April 5, 2013, as well as 234,883 shares held directly by Dr. Skyler, and 20,000 shares held by various trusts in which Dr. Skyler is a trustee.

(10)	Represents options to purchase 98,706 shares of our common stock that are exercisable and 19,733 restricted stock units that vest, each within 60 days of April 5, 2013, as well as 22,470 shares held directly by Dr. Topol.

(11)	Represents options to purchase 632,000 shares of our common stock that are exercisable within 60 days of April 5, 2013, as well as 36,665 shares held directly by Mr. Valdes.

(12)	Represents options to purchase 4,704,346 shares of our common stock that are exercisable and 177,385 restricted stock units that vest, each within 60 days of April 5, 2013, as well as a total of 1,455,699 shares held directly by the directors and officers or by trusts in which the director is a trustee.

(13)	Represents shares held by Federated Investors, Inc. according to its Schedule 13G/A filing made on February 12, 2013. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222.

(14)	Represents shares held by Frontier Capital Management Co., LLC according to its Schedule 13G/A filing made on February 14, 2013. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.

(15)	Represents shares held by Waddell & Reed Financial, Inc., and certain entities affiliates with Waddell & Reed Financial, Inc., according to its Schedule 13G filing made on February 7, 2013. The address of Waddell & Reed Financial, Inc. is 6300 Lamar Ave., Overland Park, KS 66202.

(16)	Represents shares held by The Vanguard Group according to its Schedule 13G filing made on February 12, 2013. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)	Represents shares held by BlackRock, Inc. according to its Schedule 13G filing made on January 30, 2103. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that the following reports of changes in ownership were inadvertently filed late: Andrew Balo, Jess Roper, Steve Pacelli, John Lister and Richard Doubleday – one Form 4 each.

EXECUTIVE OFFICERS

The following is biographical information as of April 5, 2013 for our executive officers with the exception of our Chief Executive Officer and our President and COO who are discussed above under Proposal 1 (Election of Directors).

Name	Age	Position
Jess Roper	48	Vice President and CFO
Andrew K. Balo	65	Senior Vice President of Clinical and Regulatory Affairs
Richard Doubleday	50	Senior Vice President of Worldwide Sales
John D. Lister	38	General Counsel and Vice President of Human Resources
Jeffrey Moy	52	Senior Vice President of Operations
Steven R. Pacelli	41	Executive Vice President, Strategy and Corporate Development
Jorge Valdes	51	Chief Technical Officer (“CTO”)

Jess Roper has served as our Vice President and CFO since March 2008. Mr. Roper joined us in March 2005 as Director of Finance and served as interim Chief Financial Officer from July 2007 to February 2008. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper previously served as an auditor with PricewaterhouseCoopers, and a Bank and Information Systems Examiner with the Office of the Comptroller of the Currency. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University. Mr. Roper is a licensed Certified Public Accountant.

Andrew K. Balo has served as our Senior Vice President of Clinical and Regulatory Affairs since March 2008, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo received a B.S. from the University of Maryland.

Richard Doubleday has served as our Senior Vice President of Worldwide Sales since February 2013. From June 2009 to February 2013, Mr. Doubleday served as our Vice President of Sales. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc. (“J&J”), including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.

John Lister has served as our General Counsel and Vice President of Human Resources since March 2013. Mr. Lister previously served as our Vice President of Legal Affairs from May 2009 to March 2013, and as our Director of Legal Affairs from January 2008 to May 2009. Mr. Lister served as a corporate attorney for Fenwick & West LLP from 2004 to 2008, where he specialized in corporate finance, mergers and acquisitions, corporate compliance and general business matters for life sciences and technology companies. Mr. Lister also previously practiced in the securities litigation group with Clifford Chance, LLP. Mr. Lister received a B.A. from Claremont McKenna College, and a J.D. from the University of San Francisco. Mr. Lister is a member of the State Bar of California.

Jeffrey Moy has served as our Senior Vice President of Operations since January 2011, and previously served as our Vice President of Operations from September 2008 to January 2011. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From 2004 to 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for laboratory medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.

Steven R. Pacelli was named Dexcom’s Executive Vice President of Strategy and Corporate development in August 2012. Mr. Pacelli has served in roles of increasing responsibility with Dexcom since April 2006, including as its Chief Operating Officer from June 2010 to August 2012, its Chief Administrative Officer from December 2008 to June 2010, its Senior Vice President of Corporate Affairs from June 2007 to December 2008, and its Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining Dexcom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a JD from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Jorge Valdes has served as our Chief Technical Officer since June 2010, and previously served as our Senior Vice President of Operations from July 2007 to June 2010, and from November 2005 to July 2007, served as our Vice President of Engineering. From July 1999 to March 2005, Mr. Valdes served as Vice President of Engineering at Advanced Fibre Communications (“AFC”) a provider of broadband access solutions. Mr. Valdes also served as General Manager for the fiber to the premise (“FTTP”) business unit of AFC beginning in May 2004. Mr. Valdes received a B.S. and an M.B.A. from the University of Miami, Florida.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of the Board of Directors has principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, and setting the compensation of our other executive officers and directors, as well as performing oversight of our compensation arrangements, plans, policies and programs for employees generally.

General Objectives and Philosophy

Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation program:

•	supports our key strategic and financial goals;

•	relates directly to our corporate performance;

•	appropriately manages compensation related risk within the context of our business strategies; and

•	provides a total compensation package that is competitive and enables us to attract, motivate, reward and retain executive officers and employees.

Different compensation elements are geared to reward short and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors. In addition, we strive to promote an ownership mentality among our executive officers and employees, which we believe is best achieved through our equity incentive programs. As a company operating in an emerging segment, we have not yet become profitable. Accordingly, as an essential part of our efforts to achieve profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to minimize base salary compensation relative to our peer group of companies in favor of incentive and equity compensation, which we believe best aligns the interests of our employees with our stockholders. We intend to ensure that our compensation program is perceived as fundamentally fair to all key constituencies.

Fiscal 2012 Compensation Overview

Given the climbing costs of healthcare in the United States, and the growing share of those costs borne by patients, we anticipated that fiscal 2012 would be a challenging year; nevertheless, we expected our business to achieve:

•	substantial increases in product revenue;

•	a decrease to our operating loss; and

•	various operating goals to maintain and advance our technology advantage and commercial development.

When designing our fiscal 2012 executive officer compensation program, the compensation committee considered our fiscal 2012 budget, as well as the program objectives set forth above. As a result, with respect to our program of annual and long-term compensation, the compensation committee:

•	froze 2012 base annual salary for our CEO, and increased the base annual salary for our other named executive officers by an aggregate of approximately 6% as part of our goal to conserve cash;

•

maintained a meaningful proportion of potential cash compensation in our annual cash incentive award program, which awards are paid only upon achievement of various financial and operational goals; and

•

maintained our cash compensation at approximately 50th percentile of our peer group and equity compensation at approximately the 75th percentile of our peer group to be consistent with the philosophy to favor equity compensation and conserve cash.

We believe the compensation program for the named executive officers was instrumental in helping us achieve strong performance in 2012. Our product revenue grew to approximately $93.0 million in 2012 from $65.9 million in 2011, representing an increase of $27.1 million or 41% over the prior year.

Role of Management

Management provides data, analyses, input and recommendations to the compensation committee through our CEO. Our CEO, with the support of management representatives from finance, legal and human resources, provides input on various values for the compensation committee to consider when determining each element of compensation. The compensation committee gives significant weight to our CEO’s and President and COO’s evaluation of each named executive officer’s performance and recommendations of appropriate compensation (other than their own). The compensation committee reviews such assessments and recommendations; however, the compensation committee’s decisions are made by the compensation committee in its sole discretion, and outside of the presence of any impacted executive officers.

Stockholder Advisory Vote on Executive Compensation

At our 2012 annual general meeting, our stockholders expressed strong support for our executive compensation program, with approximately 99% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the advisory vote proposal. When designing our 2013 executive compensation program, the compensation committee considered, among other things, the vote results from our 2012 annual meeting. After careful consideration, the compensation committee determined not to make any significant changes to the design of our executive compensation program for 2013 given the support of the compensation program in the 2012 advisory vote.

Compensation Consultant Engagement

We have engaged Compensia as an independent compensation consultant since 2006. During 2011 we engaged Compensia to complete a competitive assessment of our executive compensation. Compensia has analyzed publicly available compensation related data and worked with our CEO to obtain historical data and insight into our previous compensation practices. In preparing its analysis, Compensia utilized a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and who are direct competitors to us for valued employees in the medical technology business. The companies in this peer group are in similar stages of their business lifecycle within the medical technology sector, and have similar annual revenue performance, market capitalizations, or headcounts. During 2011, we worked with Compensia to update our peer group, which, for 2012 compensation planning purposes, included the following companies:

Abaxis, Inc.	Insulet Corporation

Abiomed, Inc.	NuVasive, Inc.

Conceptus, Inc.	NxStage Medical, Inc.

Cutera, Inc.	Palomar Medical Technologies, Inc.

Cyberonics, Inc.	Sonosite, Inc.

Heartware International, Inc.	Volcano Corporation

Hansen Medical, Inc.

Peer Group Data. The compensation committee targets each officer’s total direct annual compensation to within the median range for comparable positions in our peer group. The compensation committee structures our officer compensation program so that outstanding performance measured against our compensation plans’ metrics and associated goals generates total direct annual compensation above the median range. On the other hand, achievement below compensation plan goals generates total direct annual compensation below the median range, which reflects the compensation committee’s pay-for-performance philosophy. The compensation committee also considers peer group data when determining compensation practices.

The compensation committee may adjust a component of a named executive officer’s pay or total direct annual compensation above or below the median range to acknowledge the value and experience he or she brings to the role, demonstrated success in meeting key objectives and sustained high-level performance. The differences in compensation levels among our named executive officers are primarily attributable to the differences in the median range of compensation for similar positions in our peer group.

Named Executive Officers for Fiscal 2012

For fiscal 2012, our named executive officers were:

•	Terrance Gregg, Chief Executive Officer;

•	Kevin Sayer, President (also appointed Chief Operating Officer in January 2013);

•	Jess Roper, Vice President and Chief Financial Officer;

•	Steven Pacelli, Executive Vice President of Strategy and Corporate Development; and

•	Jorge Valdes, Chief Technical Officer.

Details and Elements of our 2012 Compensation

Since our primary business goals to achieve profitability and maintain a technology advantage within our field did not change from 2011 to 2012, the structure and elements of our officer compensation program remained largely consistent during these years. The compensation committee designed the program to focus our officers on leading our entire organization toward achieving both short-term and long-term strategic and operational goals, and increasing stockholder value, without encouraging excessive risk taking. Fiscal 2012 cash compensation actually paid to our named executive officers was at target levels and reflected our strong fiscal 2012 commercial performance and the compensation committee’s pay-for-performance philosophy. The compensation committee reviews competitive market information with our CEO for each executive officer. The compensation committee provides a recommendation to the Board on the CEO’s compensation. In addition, at the beginning of each fiscal year, the compensation committee reviews executive officers’ performance for the last year and objectives for the next year, together with an executive officer’s responsibilities and experience level. The compensation committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets. The relative weight given to these factors varies with each individual at the discretion of the compensation committee.

Elements of compensation for our employees, including our executive officers, include:

•	base salary that is designed primarily to be competitive with base salary levels in effect at comparable medical technology companies with which we compete for personnel;

•	cash incentive awards that are contingent upon the achievement of annual financial and operational performance goals established by the Board of Directors; and

•	long-term equity incentives, including restricted stock unit grants, targeted at approximately the 75th percentile of equity compensation levels in effect at the peer group in order to:

•	conserve our cash resources to support our goal of achieving profitability;

•	increase alignment of management’s interests with the long-term interests of our stockholders; and

•	encourage employees to behave like owners and reward them as long-term stockholder value is created.

Consistent with the principles of our executive officer compensation outlined above, an executive officer’s total direct compensation is based upon our overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the compensation committee’s assessment of the compensation practices of the companies in the peer group and our short-term and long-term strategic objectives. Variable compensation generally consists of annual cash incentive compensation and long-term equity incentives, and generally represents the primary portion of the total direct compensation opportunity for each executive officer. The compensation committee believes that the executive officers’ consistent and sustained performance can have a direct and significant impact on long-term stockholder value.

Base Salary

We provide our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. We determine base salaries for our executive officers based in part on our review of prevailing compensation practices in our peer group and the following factors: the scope of responsibilities, experience, past performance and objectives for the year. Consistent with our philosophy to pay for performance, as well as to conserve our cash resources as we work towards profitability, the compensation committee targeted base salaries at or below the 50th percentile of our peer group for each named executive officer.

On January 26, 2012, the Board approved 2012 base salaries for our named executive officers. In an effort to conserve our cash, for 2012 there was no increase in the base salary of our CEO and only nominal base salary increases for our E.V.P. of Strategy and Corporate Development and our CTO. Our President and Chief Operating Officer received a base salary increase of 8.3%, and our CFO received a base salary increase of 9.5%. The annual base salaries in fiscal 2012 for our named executive officers were as follows: Terrance Gregg, $420,000; Jess Roper, $230,000 (increased from $210,000 in 2011); Kevin Sayer, $325,000 (increased from $300,000 in 2011); Steven Pacelli, $279,450 (increased from $270,000 in 2011); and Jorge Valdes, $279,450 (increased from $270,000 in 2011).

Bonus Plans

As noted above, the compensation committee believes that a meaningful portion of the annual cash compensation for each executive officer should be in the form of variable incentive bonuses, which motivate our executive officers towards achievement of annual financial and performance targets set by the compensation committee. In particular, our cash bonus plans are designed to reward our executives for the achievement of shorter-term goals, principally relating to the achievement of revenue targets, operating income (loss) targets, (exclusive of non-cash, share-based compensation and other accounting adjustments) and operational performance goals. Target goals are generally developed through our annual financial planning process, whereby we assess our future operating environment and build projections on anticipated results, which target goals are then reviewed and approved by the compensation committee and set forth in objective terms in a bonus plan at the beginning of each year. For fiscal 2012, the compensation committee identified product revenue as a primary element of the 2012 Bonus Plan (the “2012 Plan”) since it is a key measure of our progress towards profitability as well as our growth in terms of customers and their utilization of our products. In addition, as our business matures, and we continue to work towards profitability, the compensation committee included an operating loss target as a separate element of the 2012 Plan to incent actions to decrease our operating loss and to further our drive to achieve profitability. As the last element of our 2012 Plan, a portion of the bonus payable under the 2012 Plan to our named executive officers and other eligible employees was based on achieving certain performance milestones, as detailed below, since continued development of our technology and commercialization will also add to our overall value.

On January 26, 2012, our compensation committee approved the 2012 Plan. Consistent with the compensation committee’s philosophy of pay for performance, the bonus amounts were contingent upon achievement of the goals set forth below. The target bonus amounts under the 2012 Plan for our CEO and other executive officers and employees were the same as the target bonus amounts for fiscal 2011 under the bonus plan for that year (which targets are described below).

Named Executive Officers Bonus

For our named executive officers, the amount of any bonus awarded under the 2012 Plan was predicated on achieving targeted product and service revenue goals, targeted operating loss goals, and performance milestones. Under the 2012 Plan, the target bonus amounts for our named executive officers were as follows: Chief Executive Officer, 100% of base salary; President and Chief Operating Officer, 90% of base salary; EVP of Strategy and Corporate Development and Chief Technical Officer, 75% of base salary; and Chief Financial Officer, 35% of base salary. Generally speaking, 60% of any bonus paid under the 2012 Plan to named executive officers was based on achieving certain annual revenue goals (the “Revenue Component”), 20% was based on achieving targeted operating loss goals (the “Operating Results Component”) and 20% was based on achieving certain performance milestones (the “Performance Component”).

Under the 2012 Plan, no portion of the Revenue Component was to be paid unless we met a specified minimum revenue target for fiscal 2012 of $85.7 million. Upon achievement of this minimum revenue target, each eligible participant was to receive a bonus award of 100% of their targeted Revenue Component. If we exceeded our fiscal 2012 revenue target, each of the named executive officers was to receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted Revenue Component. The revenue target of $85.7 million was established at a level that we believed to be achievable, but would have required excellent performance by each of our named executive officers. During 2012, we generated revenue of approximately $93.0 million. Accordingly, the named executive officers and other eligible employees received a bonus of 125% of the targeted Revenue Component.

Under the 2012 Plan, no portion of the Operating Results Component was to be paid unless we met an operating loss target for fiscal 2012 of $(30.2) million, as adjusted. Upon achievement of this operating loss target, each eligible participant would receive a bonus award of 100% of their targeted Operating Results Component. If we achieved operating loss results that were more favorable in fiscal 2012 than our operating loss target, the named executive officers would receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted Operating Results Component. The operating loss target of $(30.2) million was established at a level that we believed to be achievable, but would have required excellent performance by each of our named executive officers. During 2012, we achieved our operating loss target, as adjusted, and accordingly, the named executive officers and other eligible employees received a bonus of 100% of the targeted Operating Results Component.

Under the Performance Component, bonus amounts were to be paid to the named executive officers for achieving specified corporate milestones. Eligible participants received 20% of their targeted Performance Component for achievement of each of five corporate milestones by us during fiscal 2012. We achieved the first performance milestone by completing our acquisition of SweetSpot Diabetes Care during 2012. We achieved our second performance milestone by adding at least 20,000 new customers during 2012. We achieved our third performance milestone by completing our filing of an application with the U.S. Food and Drug Administration (the “FDA”) for the G4 PLATINUM. We also achieved our fourth performance milestone by completing our clinical trial to support an application with the FDA for a pediatric labeling indication. We did not achieve our fifth performance milestone, which was to sell at least one million sensors during 2012. Accordingly, eligible participants received 80% of their Performance Target. These performance milestones were designed to require improvement upon past levels of performance, and as such we considered them significantly challenging to achieve. The following table presents information relating to the various components, targets and achievement under the 2012 Plan.

Bonus Component:	Revenue Component		Operating Results Component		Performance Component
	Target	2012 Payout	Target	2012 Payout	Target	2012 Payout
Terrance Gregg	$252,00	$315,000	$84,000	$84,000	$84,000	$67,200
Kevin Sayer	175,500	219,375	58,500	58,500	58,500	46,800
Steven Pacelli	125,753	157,191	41,918	41,918	41,918	33,534
Jess Roper	48,300	60,375	16,100	16,100	16,100	12,880
Jorge Valdes	125,753	157,191	41,918	41,918	41,918	33,534

We believe the 2012 Plan for the named executive officers was an instrumental element in driving our strong performance in 2012, during which our product revenue grew by 41% from 2011 to approximately $93.0 million.

Equity Incentive Programs

Because of the direct relationship between the value of our equity and the fair market value of our common stock, we believe that granting stock options, restricted stock units and/or shares of restricted stock is the best method of motivating our executive officers and employees in a manner that is consistent with the interests of our Company and our stockholders. In 2012, we issued restricted stock units to our named executive officers in lieu of stock options to reduce to some extent the dilution to our common stock, and to conserve shares in our incentive equity pool during another year in which we added significantly to our headcount, requiring more initial equity grants than we had issued historically. The compensation committee plans to continue to utilize restricted stock units as a means to retain, reward and motivate our executive officers and key employees in fiscal 2013, which would provide an incentive to an employee to spend an extended portion of time with us and to build value over time.

We grant equity awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. We intend our equity award program to be the primary vehicle for offering long-term incentives and rewarding our executive officers and other key employees. We also regard our equity award program as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. We also consider the number of vested equity awards currently held by our executive officers in determining additional grants. We may utilize various forms of equity awards as and when we deem appropriate, particularly in response to changes in tax and accounting treatment of awards.

Grants to newly hired executive officers are approved by the compensation committee and are effective on the grant dates consistent with our equity award policy. We typically grant restricted stock units to certain of our executive officers annually in conjunction with the release of our fiscal year-end earnings results. With respect to executive officers, initial restricted stock unit grants typically vest over a four -year period in four equal annual installments. Subsequent restricted stock unit grants to executive officers typically vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, with the remaining balance vesting in four equal installments over the following 24 months. In 2012, we made the following restricted stock grants to our named executive officers: (a) 182,813 restricted stock units to Mr. Gregg, vesting monthly over 36 months; (b) 125,000 restricted stock units to Mr. Sayer, which vest over a 36-month period as follows: 33% shall vest 12 months from the grant date, with the remaining balance vesting in four equal installments over the following 24 months; (c) 71,621 to each of Mr. Pacelli and Mr. Valdes, each of which vest over a 36-month period as follows: 33% shall vest 12 months from the grant date, with the remaining units vesting in four equal installments over the following 24 months; and (d) 25,625 restricted stock units to Mr. Roper, which vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, with the remaining balance vesting in four equal installments over the following 24 months.

Perquisites and Certain Other Benefits

We limit the perquisites that we make available to our executive officers in an effort to conserve our financial resources. Except for certain severance and change of control agreements described below, our executives are not entitled to any benefits that are not otherwise available to all of our employees. In addition, it should be noted that we do not provide pension arrangements, or maintain non-qualified defined benefit plans or other deferred compensation plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executives or employees. Our health and insurance plans are the same for all employees.

Termination and Change of Control

Our severance and change of control agreements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. The severance benefits described below are designed to ease an employee’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs. The material terms of our change of control agreements were determined through benchmarking the change of control arrangements with other similar companies. Our change of control agreements encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

In June 2007, we entered into an Executive Change of Control and Severance Agreement with our CEO, Mr. Gregg, and in December 2008, the compensation committee also approved a form of Amended and Restated Executive Change of Control and Severance Agreement (collectively, the “Change of Control Agreements”) that was entered into by each of our CFO, our other named executive officers and our other executive officers ranking vice president and above. Please see the section titled “Employment, Severance and Change of Control Agreements” below for additional detail on the terms of our Change of Control Agreements. We entered into the Change of Control Agreements as part of our ongoing, periodic review of our compensation and benefits programs, in recognition of the importance to us and to our stockholders of avoiding the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.

We believe the structure of this change of control arrangement protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change of control, our executives could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.

The amounts payable upon a covered officer’s termination of employment or upon a change of control are calculated on a hypothetical basis and set forth in the section entitled “Employment, Severance and Change of Control Arrangements” below.

Stock Ownership Guidelines

We grant stock options and restricted stock units with the intent of aligning the interests of our employees, including our named executive officers, with our stockholders. Accordingly, we adopted stock ownership guidelines that require our executive officers to retain ownership of a material portion of our common stock. The stock ownership guidelines were adopted in 2010, and are to be satisfied by the end of fiscal 2013, or within three years of becoming an executive officer for those who become executive officers after 2010. Under these guidelines, our officers are required to own shares of our stock with an aggregate market value equal to three times his or her current base salary. Ownership levels are determined by including stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. Executive officers who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels. We also have an Insider Trading Policy, which among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of the Company’s stock. It also prohibits employees from engaging in hedging transactions involving the Company’s stock.

Accounting and Section 162(m) Tax Considerations

Since January 1, 2006, we have accounted for share-based payments in accordance with the requirements of FASB ASC Topic 718. Section 162(m) of the Code limits our deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. It is possible that a portion of the compensation that is paid to our executive officers may exceed $1 million in a future year and may not be deductible in full by us. However, we believe that our equity plan, in its present form, meets the requirements for obtaining tax deductibility, subject to any restricted stock units or restricted stock being performance-based instead of time-based. We intend to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with our best interests.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Eric Topol, M.D., Chairman

Martin Doordan

Jonathan Lord, M.D.

Jay Skyler, M.D.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for each of the three years ended December 31, 2012, 2011 and 2010, awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Terrance H. Gregg	2012	$420,000	$—	$1,891,932	$—	$466,200	$12,284	$2,790,416
Chief Executive	2011	420,000	—	2,634,153	—	420,000	12,252	3,486,405
Officer	2010	420,000	46,200	1,433,104	—	336,000	11,300	2,246,604

Kevin Sayer(4)	2012	325,000		1,293,625	—	324,675	16,902	1,960,202
President and Chief Operating Officer	2011	175,000		1,500,002	—	156,600	215,075	2,046,677

Jess Roper	2012	230,000	—	265,193	—	89,355	12,044	596,592
Vice President and	2011	210,000	—	369,231	—	73,500	11,982	664,713
Chief Financial Officer	2010	205,000	—	—	250,453	79,950	6,437	541,840

Steven R. Pacelli(5)	2012	279,450	—	741,206	—	232,642	17,141	1,270,439
EVP- Strategy and	2011	270,000	—	1,482,268	—	202,500	17,072	1,971,840
Corporate Development	2010	266,410	—	—	500,905	245,700	15,697	1,028,712

Jorge Valdes(6)	2012	279,450	—	741,206	—	232,642	17,141	1,270,439
Chief Technical	2011	270,000	—	1,482,268	—	202,500	17,072	1,971,840
Officer	2010	264,277	—	—	500,905	245,950	15,691	1,026,823

(1)	These amounts reflect the grant date fair value of stock awards and options granted during 2010, 2011 and 2012 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 21, 2013.

(2)	Amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2012 Compensation—Bonus Plan.”

(3)	These amounts represent premiums paid to various employee health and life insurance policies, except that with respect to Mr. Sayer, the amount set forth in this column includes $205,210 of one-time relocation expenses incurred by Mr. Sayer and reimbursed by DexCom during fiscal 2011.

(4)	Mr. Sayer was appointed President of DexCom on June 1, 2011.

(5)	Mr. Pacelli was promoted to Chief Operating Officer on June 22, 2010 and received a salary increase to $270,000 annually. The compensation detailed for 2010 in the table above reflects the total compensation received by Mr. Pacelli in 2010.

(6)	Mr. Valdes was promoted to Chief Technical Officer on June 22, 2010 and received a salary increase to $270,000 annually. The compensation detailed for 2010 in the table above reflects the total compensation received by Mr. Valdes in 2010.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2012 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during fiscal 2012.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of RSUs Granted(2)	Grant Date Fair Value of Option Awards(3)
Name		Threshold(1)	Target(1)	Maximum(1)
Terrance H. Gregg	N/A	$336,000	$420,000	$840,000
	3/8/12				182,813	$1,891,932

Kevin Sayer	N/A	234,000	292,500	585,000
	3/8/12				125,000	1,293,625

Jess Roper	N/A	64,400	80,500	161,000
	3/8/12				25,625	265,193

Steven R. Pacelli	N/A	167,670	209,588	419,175
	3/8/12				71,621	741,206

Jorge Valdes	N/A	167,670	209,588	419,175
	3/8/12				71,621	741,206

(1)	Represents threshold, target and maximum potential payments under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2012 Compensation—Bonus Plans.”

(2)	These restricted stock unit awards were made under our 2005 Equity Incentive Plan. Restricted stock units granted to Mr. Gregg vest on a monthly basis over 36 months. Restricted stock units granted to Messrs. Sayer, Roper, Pacelli and Valdes vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments over the following 24 months.

(3)	These amounts reflect the grant date fair value of the restricted stock units granted during 2012 computed in accordance with ASC Topic 718.

Outstanding Equity Awards at December 31, 2012

The following table provides information regarding each vested and unvested stock option and unvested stock awards held by each named executive officer as of December 31, 2012.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price(2)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(3)
Name	Vested	Unvested(1)
Terrance H. Gregg					225,471	(4)	$3,063,925
	245,000	—	$3.19	12/11/2018
	393,000	—	8.95	1/2/2018
	962,000	—	6.85	6/19/2017
	31,890	—	7.31	5/23/2017
	20,000	—	21.00	5/19/2016
	25,000	—	13.99	5/19/2015
Kevin Sayer					174,690	(5)	$2,373,862
	55,806	—	$4.58	5/19/2019
	31,464	—	7.63	5/19/2018
	63,649	—	8.79	11/6/2017
Jess Roper					38,501	(5)	$523,190
	37,583	3,417	$9.80	3/12/2020
	45,000	—	3.19	12/11/2018
	100,000	—	7.63	5/19/2018
	25,000	—	7.79	8/2/2017
	4,500	—	7.25	3/9/2017
	15,000	—	10.00	3/11/2015
Steven R. Pacelli					118,028	(5)	$1,603,882
	75,166	6,834	$9.80	3/12/2020
	135,000	—	3.19	12/11/2018
	100,000	—	7.63	5/19/2018
	100,000	—	7.79	8/2/2017
	55,000	—	7.25	3/9/2017
	50,000	—	11.33	8/8/2016
	100,000	—	20.65	4/17/2016
Jorge Valdes					118,028	(5)	$1,603,882
	75,166	6,834	$9.80	3/12/2020
	145,000	—	3.19	12/11/2018
	100,000	—	7.63	5/19/2018
	100,000	—	7.79	8/2/2017
	55,000	—	7.25	3/9/2017
	50,000	—	10.48	11/16/2016
	100,000	—	13.45	11/1/2015

(1)	Each of these options vests and becomes exercisable in equal monthly installments over 36 months.

(2)	Equal to the fair market value of a share of our common stock, as determined by our Board of Directors, on the option’s grant date. Please see “Compensation Discussion and Analysis—Details and Elements of Our 2012 Compensation—Equity Incentive Programs” above for a discussion of how we have valued our common stock. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 21, 2013.

(3)	Represents the fair market value of the unvested restricted stock units as of December 31, 2012 calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2012, which was $13.59, less the par value of our common stock.

(4)	Restricted stock units granted to Mr. Gregg vest on a monthly basis over 36 months.

(5)	Restricted stock units vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments over the following 24 months.

2012 Option Exercises and Stock Vested

The following table shows stock options exercised by our named executive officers in fiscal 2012 as well as stock awards that vested during fiscal 2012.

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Terrance H. Gregg	—	$—	155,390	$1,872,313
Kevin Sayer	—	—	49,196	568,052
Jess Roper	—	—	12,749	147,176
Steven Pacelli	10,000	110,745	56,464	645,417
Jorge Valdes	—	—	56,464	645,417

Employment, Severance and Change of Control Arrangements

In June 2007, we entered into an Employment Agreement with our Chief Executive Officer, Terrance Gregg, as amended in December 2008 (the “Gregg Employment Agreement”). Under the Gregg Employment Agreement, in the event we terminate Mr. Gregg’s employment without cause or he is constructively terminated, he will receive 12 months’ salary as severance and 12 months of vesting acceleration of all of the shares subject to all options and restricted stock units held by Mr. Gregg and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In addition, all stock options and restricted stock units granted to Mr. Gregg, whether currently outstanding or granted in the future, will immediately vest upon a change of control.

The following table summarizes the potential payments and benefits payable to Mr. Gregg upon termination of employment or a change of our control under each situation listed below, modeling, in each situation, the potential payments and benefits if Mr. Gregg had been terminated on December 31, 2012. The Gregg Employment Agreement requires that the severance payment be in a lump sum.

Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Constructive Termination	Following a Change of Control
Base salary	$420,000	$420,000	$420,000
Value of accelerated equity awards(1)	$1,821,782	$1,821,782	$3,063,925

(1)	Represents the value of accelerated vesting of Mr. Gregg’s restricted stock units. The closing price of our common stock on December 31, 2012 was $13.59.

We have also entered into change of control arrangements with Mr. Sayer, Mr. Roper, Mr. Pacelli and Mr. Valdes. The Change of Control Agreements provide that in the event of a change of control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options and restricted stock units held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreements will be accelerated in full. The Change of Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreements represent the complete and exclusive statement of agreement between the executives and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executives with respect to vesting acceleration or severance.

The following table summarizes the potential payments and benefits payable to each of Mr. Sayer, Mr. Roper, Mr. Pacelli and Mr. Valdes upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, the potential payments and benefits if Mr. Sayer, Mr. Roper, Mr. Pacelli and Mr. Valdes had been terminated on December 31, 2012.

Name of Executive:	Sayer			Pacelli			Roper			Valdes
Type of Payment or Benefit:	Severance	Value of Accelerated Restricted Stock Units		Severance	Value of Accelerated Stock Options and Restricted Stock Units		Severance	Value of Accelerated Stock Options and Restricted Stock Units		Severance	Value of Accelerated Stock Options and Restricted Stock Units
Involuntary Termination Not For Cause or Constructive Termination	$325,000	$1,299,462	(1)	$279,450	$980,120	(1)	$230,000	$303,701	(1)	$279,450	$980,120	(1)

Termination Following a Change of Control	$325,000	$2,373,862	(1)	$279,450	$1,629,783	(1)	$230,000	$536,141	(1)	$279,450	$1,629,783	(1)

(1)	Represents the value of accelerated vesting of the named executive officer’s stock options and restricted stock units, as applicable. The closing price of our common stock on December 31, 2012 was $13.59.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2012, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (in thousands) (c)
Equity compensation plans approved by stockholders(1)(2)	7,378	$7.67	2,619
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	7,378	$7.67	2,619

(1)

Includes the 1999 Stock Option Plan, the 2005 Equity Incentive Plan (the “2005 Plan”) and the 2005 Employee Stock Purchase Plan. 510,743 shares under column (c) are attributable to our 2005 Plan and 2,107,978 are attributable to our 2005 Employee Stock Purchase Plan. Each of the 2005 Plan and 2005

Employee Stock Purchase Plan contain provisions that provide for automatic increases to the authorized number of shares of up to 3% and 1%, respectively, to occur on January 1 of each year. Does not include increase of 2,083,662 shares to number of authorized shares under the 2005 Plan that occurred on January 1, 2013 pursuant to the 2005 Plan’s automatic increase in authorized shares. Does not include increase of 694,554 shares to number of authorized shares under the 2005 Employee Stock Purchase Plan that occurred on January 1, 2013 pursuant to the 2005 Employee Stock Purchase Plan’s automatic increase in authorized shares.

(2)	Shares reserved for future issuance under the 2005 Plan may be granted as restricted stock, restricted stock units or options.

(3)	As of December 31, 2012, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices

The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

During 2012, we employed Mr. Gregg’s son-in-law, Jake Leach as our Vice President of Research and Development. During 2012, Mr. Leach was paid $283,360 in base salary and bonus, and was granted 33,125 restricted stock units. In addition, we employed Mr. Gregg’s daughter-in-law, Leah Baccitich, as our Corporate and Compliance Counsel. During 2012, Ms. Baccitich was paid $106,672 in base salary and bonus, and was granted 3,438 restricted stock units.

Other than the employment of Mr. Leach and Ms. Baccitich, since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Our audit committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential company information.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer and Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, is being mailed with this proxy statement.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2012 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Terrance H. Gregg

Chief Executive Officer

San Diego, California

April 16, 2013

DEXCOM, INC 6340 Sequence Drive SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR each of the following individuals:

1.	Election of Directors				For	Against	Abstain
	Nominees				☐	☐	☐
1a.	Barbara E. Kahn				☐	☐	☐
1b.	Jay S. Skyler
The Board of Directors recommends you vote FOR proposals 2. and 3.					For	Against	Abstain
2.	To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.				☐	☐	☐
3.	Advisory resolution to approve executive compensation.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000174761_1      R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

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DEXCOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2013 AT 2:00 P.M.

The shareholder(s) hereby appoints Terrance H. Gregg and Jess Roper, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of DEXCOM, INC that the stockholder(s) is/are entitled to vote at the Annual meeting of stockholders to be held at 2:00 P.M., PDT on May 30, 2013, at DexCom’s facilities at 6310 Sequence Drive, San Diego, California, and any adjournment or postponement thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000174761_2      R1.0.0.51160